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Exhibit 5.2

[SIROTE & PERMUTT, P.C. LETTERHEAD]

April 29, 2003

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

Ladies and Gentlemen:

        We are acting as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (File No. 333-38613) (the "Original Registration Statement"), previously declared effective by the Securities and Exchange Commission (the "Commission"), and its registration statement on Form S-3 (File No. 333-104294) filed with the Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which became effective upon filing (the "Rule 462 Registration Statement" and, together with the Original Registration Statement, the "Registration Statement"). The Registration Statement relates to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated June 12, 2001, which forms a part of the Registration Statement (the "Prospectus"), and as may be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to 5,000,000 depositary shares (the "Depositary Shares"), each representing 1/10 of a share of Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company (the "Series D Preferred Shares"), as described in the Prospectus, and a prospectus supplement dated April 3, 2003 (the "April 3 Supplement"), and as supplemented by a prospectus supplement dated April 17, 2003 (the "April 17 Supplement," and together with the April 3 Supplement, the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

  1.
  Executed copies of the Original Registration Statement and the 462 Registration Statement.

Board of Trustees
Colonial Properties Trust
April 29, 2003

  2.
  The Prospectus and the Prospectus Supplement.

  3.
  Executed copies of the Underwriting Agreement, dated April 3, 2003, among the Company, Colonial Realty Limited Partnership (the "Operating Partnership") and certain underwriters named therein (the "Underwriters"), and the related Terms Agreement, dated April 3, 2003, among the Company, the Operating Partnership and the Underwriters (collectively, the "Underwriting Agreement").

  4.
  The form of Deposit Agreement (the "Deposit Agreement"), to be executed on or about April 30, 2003, among the Company and EquiServe Trust Company, N.A. and EquiServe, Inc. as depositary (individually and collectively, the "Depositary").

  5.
  The Declaration of Trust of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the "Declaration of Trust").

  6.
  The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  7.
  The Articles Supplementary designating a class of the Company's preferred shares of beneficial interest (the "Preferred Shares") as Series D Preferred Shares, as filed with the Judge of Probate of Jefferson County of the State of Alabama on April 22, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  8.
  Certain resolutions of the Board of Trustees of the Company adopted at meetings held on October 23, 1997 and April 1, 2003 relating, among other things, to the authorization and approval of the Original Registration Statement to register, among other securities, the Preferred Shares and depositary shares representing the Preferred Shares, and the authorization and approval of the Rule 462 Registration Statement, registering the offer and sale of an additional amount of the Preferred Shares and depositary shares representing the Preferred Shares, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  9.
  Certain resolutions of the Pricing Committee of the Board of Trustees (the "Pricing Committee") adopted pursuant to a written consent of the sole member of the Pricing Committee dated April 3, 2003, relating, among other things, to the establishment of the Series D Preferred Shares, the authorization of the Underwriting Agreement, the Deposit Agreement and the issuance of the Depositary Shares representing the Series D Preferred Shares on the terms set forth in the Underwriting Agreement, and arrangements in connection therewith, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Trustees
Colonial Properties Trust
April 29, 2003

  10.
  A certificate from the Secretary of State of the State of Alabama (the "Alabama Secretary of State"), dated April 2, 2003, certifying that the Company is a real estate investment trust duly formed in Jefferson County, Alabama, and has not been dissolved.

  11.
  A certificate of the Secretary of the State of Alabama Department of Revenue (the "Alabama Department of Revenue"), dated April 18, 2003, certifying that the Company is in good standing as a real estate investment trust.

  12.
  A certificate of certain officers of the Company as to certain facts relating to the Company.

        We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies, and the authenticity, accuracy and completeness of the originals of such latter documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        In accordance with the general policies of this law firm in rendering legal opinions, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.

        For purposes of this opinion letter, we have assumed that (i) the Depositary has all requisite organization and legal power and authority under all applicable laws, regulations and its governing documents to execute, deliver and perform its obligations under the Deposit Agreement and the depositary receipts evidencing the Depositary Shares, (ii) the Depositary has duly authorized, executed and delivered the Deposit Agreement, (iii) the Depositary is validly existing and in good standing in all necessary jurisdictions, (iv) the Deposit Agreement and the depositary receipts evidencing the Depositary Shares constitute valid and binding obligations, enforceable against the Depositary in accordance with their terms, (v) the Depositary is in compliance, with respect to acting as a Depositary under the Deposit Agreement, with all applicable laws and regulations, and (vi) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Deposit Agreement and the depositary receipts evidencing the Depositary Shares. We also have assumed that the Depositary Shares and the Series D Preferred Shares will not be issued in violation of the ownership limits contained in the Declaration of

Board of Trustees
Colonial Properties Trust
April 29, 2003

Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995, and we express no opinion herein as to any other laws, statutes, regulations, or ordinances. With respect to the foregoing, the opinions expressed herein are based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Documents.

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

        (a) Following the issuance of the Series D Preferred Shares pursuant to the terms of the Underwriting Agreement and the receipt by the Company of the consideration for the Depositary Shares as specified in the resolutions of the Pricing Committee referred to in paragraph 9 above, the Series D Preferred Shares will be validly issued, fully paid and non-assessable.

        (b) The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of Series D Preferred Shares in accordance with the Deposit Agreement relating thereto, will be validly issued and will entitle the holders thereof to the rights specified in such depositary receipts and Deposit Agreement.

        In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion expressed in paragraph (b) above is also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

        This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the above-described Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement. Hogan & Hartson LLP, counsel to the Company,

Board of Trustees
Colonial Properties Trust
April 29, 2003

may rely on this opinion solely for the purpose of rendering its opinion to you with respect to those matters specified herein. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ SIROTE & PERMUTT, P.C.
SIROTE & PERMUTT, P.C.

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  Exhibit 5.2